UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2021

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8377 East Hartford Drive, Suite 100

Scottsdale, AZ 85255

(Address of Principal Executive Offices, Including Zip Code)

(480) 256-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	STOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement Succession Policy.

Effective November 2, 2021, STORE Capital Corporation (the “Company”) adopted a Retirement Succession Policy (the “Policy”) that establishes guidelines for the treatment of certain compensation upon a qualifying employee’s voluntary retirement from full-time service with the Company. The purpose of the Policy is to reward employees with substantial tenure and incentivize them to facilitate an orderly transition of their roles and responsibilities to qualified successors following their voluntary decision to retire from full-time employment with the Company.

Under the Policy, a qualifying employee is one who meets the following criteria: (a) upon the date that the employee provides written notice to the Company of such employee’s intention to retire from full-time employment with the Company, the retiring employee has the title of vice president or higher and/or is a holder of an outstanding time-based restricted stock award, (b) as of the date the retirement notice is given, the retiring employee’s age and years of service equals or exceeds 65, with a minimum age of 55 and a minimum of seven years of service to the Company, (c) in the retirement notice, the retiring employee commits to continue in the retiring employee’s current position and work to facilitate an orderly transition of such retiring employee’s role to a qualified successor for a period of one (1) year following the date of the retirement notice and, in fact, provides such transition-related support as directed by the Company for a period equal to (i) such one (1) year period, or (ii) such lesser period of time as may later be determined by the Company. In the event of a qualifying employee’s retirement, the Policy provides for the following, subject to the qualifying employee’s timely execution of a release of claims and continued compliance with all agreements between the Company and the retiring employee, including noncompete and confidentiality obligations:

•

Cash bonus. If the qualifying employee participates in the Company’s annual performance-based cash incentive bonus program (generally, those employees at the level of executive vice president or higher), then, on the date that the Company pays its annual performance-based cash incentive bonuses to other (non-retiring) executive officers following the qualifying employee’s retirement, the Company will pay to the qualifying employee the cash bonus that would have been payable to the qualifying employee under the terms of the performance-based cash incentive bonus program if such qualifying employee had been employed through the end of such fiscal year, pro-rated based on the qualifying employee’s retirement date.

•

Time-based restricted stock awards. If the qualifying employee is a grantee of time-based restricted stock awards of the Company, then the number of shares of common stock underlying those awards that would have vested upon the next vesting date under such awards will be deemed to have vested upon the retirement date.

•

Performance-based restricted stock unit awards. If the qualifying employee is a grantee of performance-based restricted stock units of the Company, then, following the retirement date, the qualifying employee will receive the number of shares underlying each award that actually vests and becomes an earned award based on the actual performance of the Company during the applicable award period, pro-rated based on the qualifying employee’s retirement date and calculated to include one additional year of service credit. Any such awards will be earned and settled following the applicable performance period in accordance with, and otherwise subject to the terms of, the applicable award agreement.

The foregoing summary description of the Policy does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Policy, which will be timely filed as an exhibit to an upcoming periodic report in accordance with applicable rules and regulations of the Securities and Exchange Commission.

The Company previously announced in its Current Report on Form 8-K, filed on September 15, 2021, that Catherine Long, the Company’s Executive Vice President – Chief Financial Officer, Treasurer and Assistant Secretary would retire from her positions with the Company, effective November 8, 2021, and that Sherry L. Rexroad would assume the positions of Executive Vice President – Chief Financial Officer, Treasurer and Assistant Secretary of the Company on that same date. Upon her retirement, Ms. Long will qualify for the benefits provided by the Policy as described above.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: November 8, 2021

	By:	/s/ Chad A. Freed
Chad A. Freed
Executive Vice President – General Counsel